EXHIBIT 99.1
AMERICAN PACIFIC — News Release
Contact: Dana M. Kelley — (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC REPORTS FISCAL 2008 THIRD QUARTER
RESULTS; OUTLOOK FOR FISCAL 2008 OPERATING PERFORMANCE
REAFFIRMED
LAS VEGAS, NEVADA, August 5, 2008 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its third fiscal quarter ended June 30, 2008.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL HIGHLIGHTS
Nine Months Ended June 30, 2008 Compared to Nine Months Ended June 30, 2007
•	Revenues increased 8% to $132.0 million from $122.2 million.

•	Operating income increased 5% to $15.0 million compared to $14.2 million.

•	Adjusted EBITDA decreased to $28.7 million compared to $29.2 million.

•	Net income increased to $4.6 million from $1.4 million.

•	Diluted earnings per share was $0.61 compared to $0.18.
The prior year nine-month period includes a charge of $0.21 per diluted share related to our refinancing activities in February 2007.
Quarter Ended June 30, 2008 Compared to Quarter Ended June 30, 2007
•	Revenues decreased 16% to $36.7 million from $43.7 million.

•	Operating income declined 36% to $2.4 million compared to $3.7 million.

•	Adjusted EBITDA decreased to $6.6 million compared to $8.7 million.

•	Net income decreased to $0.1 million from $0.6 million.

•	Diluted earnings per share was $0.02 compared to $0.08.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues — Our revenue results for our fiscal 2008 third quarter compared to the prior fiscal year third quarter include a decrease in our Fine Chemicals segment revenues of 36% and an increase in our Specialty Chemicals segment revenues of 36%. Because our Fine Chemicals segment accounts for a larger component of our consolidated revenues, our consolidated revenues declined 16%. The changes in revenues are primarily due to the timing of customer orders between the quarterly periods.
For the nine months ended June 30, 2008, revenues increased 8% compared to the prior fiscal year period.
See further discussion under our Segment Highlights.
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PHONE (702) 735-2200 • FAX (702) 735-4876

Cost of Revenues and Gross Margins — For our fiscal 2008 third quarter, cost of revenues was $24.0 million compared to $30.4 million for the prior fiscal year third quarter. The consolidated gross margin percentage was 35% and 31% for our fiscal 2008 and 2007 third quarters, respectively. For the nine months ended June 30, 2008, cost of revenues was $85.2 million compared to $79.7 million for the prior fiscal year period. The consolidated gross margin percentage was 35% in each of the fiscal 2008 and 2007 nine-month periods.
One of the significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in revenue mix between our two largest segments because our Specialty Chemicals segment typically has higher gross margins than our Fine Chemicals segment. The revenue contribution by each of our segments is indicated in the following table.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Fine Chemicals	53%	70%	58%	58%
Specialty Chemicals	33%	20%	31%	30%
Aerospace Equipment	9%	10%	9%	10%
Other Businesses	5%	0%	2%	2%

Total Revenues	100%	100%	100%	100%

In addition, consolidated gross margins for our fiscal 2008 third quarter and nine-months ended June 30, 2008, reflect:
•	A decrease in Fine Chemicals segment gross margin percentage relating primarily to changes in product mix.

•	Improvements in Specialty Chemicals segment gross margin percentage primarily due to a reduction in amortization expense.

•	On a fiscal year-to-date basis, an increase in Aerospace Equipment segment gross margin percentage.
See further discussion under our Segment Highlights.
Operating Expenses — For our fiscal 2008 third quarter, operating expenses increased $0.7 million to $10.4 million from $9.7 million in the third quarter of fiscal year 2007. For the nine months ended June 30, 2008, operating expenses increased $3.5 million to $31.8 million from $28.3 million for the prior fiscal year period. The variances are primarily due to:
•	A decrease in Fine Chemicals segment operating expenses of $0.2 million for the fiscal 2008 third quarter and an increase of $0.7 million for the nine months ended June 30, 2008 due to changes in personnel related costs.
•	A decrease in Specialty Chemicals segment operating expenses of $0.4 million for the fiscal 2008 third quarter primarily due to the timing of employee benefit expenses. On a year-to-date basis, the lower employee benefit costs were offset by increases in environmental compliance related expenses and product development costs.
•	An increase in Aerospace Equipment operating expenses of $0.3 million for the fiscal 2008 third quarter primarily due to additional research and development and bid and proposal costs.
•	An increase in corporate operating expenses of $1.0 million for the fiscal 2008 third quarter and $2.2 million for the nine months ended June 30, 2008, which latter increase includes $0.8 million increase in retirement benefit expenses, $0.7 million increase in salaries and benefits, $0.4 million increase in corporate development costs, and $0.3 million increase in Sarbanes-Oxley compliance costs.
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Page 2 of Exhibit 99.1

SEGMENT HIGHLIGHTS
Fine Chemicals Segment
Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiary Ampac Fine Chemicals LLC (“AFC”).
Quarter Ended June 30, 2008 Compared to Quarter Ended June 30, 2007
•	Revenues were $19.7 million compared to revenues of $30.7 million.

•	Operating income was $0.6 million, or 3% of revenue, compared to $5.0 million, or 16% of revenue.

•	Segment EBITDA was $3.7 million, or 19% of revenue, compared to Segment EBITDA of $8.4 million, or 27% of revenue.
Nine Months Ended June 30, 2008 Compared to Nine Months Ended June 30, 2007
•	Revenues were $76.9 million compared to revenues of $70.7 million.

•	Operating income was $9.4 million, or 12% of revenue, compared to $10.8 million, or 15% of revenue.

•	Segment EBITDA was $18.9 million, or 25% of revenue, compared to Segment EBITDA of $20.9 million, or 30% of revenue.
The decrease is Fine Chemicals revenues for the third quarter of fiscal 2008 compared to the prior fiscal year third quarter is primarily due to the timing of customer orders and of the related revenue recognition between the fiscal 2008 quarterly periods. For the nine months ended June 30, 2008, Fine Chemicals segment revenues increased 9% compared to the prior year period. The growth over the prior fiscal year period reflects continued strength in the segment’s anti-viral products, offset partially by lower sales of oncology products.
During the fiscal 2008 third quarter, our Fine Chemicals segment received cash payment from one of its anti-viral product customers and recorded a significant amount of deferred revenue. We currently anticipate that substantially all of the deferred revenues as of June 30, 2008 will be recognized in our fiscal 2008 fourth quarter.
For our fiscal 2008 full year, we continue to expect that our Fine Chemicals segment will achieve double-digit revenue growth over fiscal year 2007.
Operating income was 3% of revenue for the fiscal 2008 third quarter compared to 16% for the prior fiscal year quarter and 12% of revenue for the nine-month period ended June 30, 2008 compared to 15% for the prior fiscal year period. Segment operating income for fiscal 2008 periods reflects:
•	A decrease in the gross margin percentage of approximately seven points for the fiscal 2008 third quarter and approximately three points for the nine months ended June 30, 2008, each compared to the comparable prior fiscal year period. There are several factors affecting Fine Chemicals gross margin percentages. The primary factor is a change in product mix, with the fiscal 2008 periods, and in particular the third quarter of fiscal 2008, containing a greater percentage of lower-margin products than the comparable fiscal 2007 periods. To a lesser extent, gross margin percentages were also reduced by product scheduling and maintenance issues which affected manufacturing efficiency.

•	A decrease in depreciation and amortization expense of $0.6 million for the nine months ended June 30, 2008.

•	An increase in operating expenses of $0.7 million for the nine months ended June 30, 2008 due to additional research and development and business development personnel costs and the related recruiting and relocation expenses.

•	A decrease in operating expenses of $0.2 million for the fiscal 2008 third quarter primarily due to lower employee benefit and workers compensation expenses.
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Page 3 of Exhibit 99.1

The Fine Chemicals segment operating margin percentage is expected to increase significantly for our fiscal 2008 fourth quarter. For our full fiscal 2008, we continue to expect that Fine Chemicals operating margins will be less than fiscal 2007.
Specialty Chemicals Segment
Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with perchlorates comprising 91% and 88% of Specialty Chemicals revenues in the fiscal 2008 and 2007 nine-month periods, respectively.
Quarter Ended June 30, 2008 Compared to Quarter Ended June 30, 2007
•	Revenues increased 36% to $11.9 million from $8.8 million.

•	Operating income was $6.0 million, or 50% of revenues, compared to $1.9 million, or 22% of revenues.

•	Segment EBITDA was $6.3 million, or 53% of revenues, compared to $3.2 million, or 37% of revenues.
Nine Months Ended June 30, 2008 Compared to Nine Months Ended June 30, 2007
•	Revenues increased 10% to $40.3 million from $36.7 million.

•	Operating income was $16.8 million, or 42% of revenues, compared to $11.8 million, or 32% of revenues.

•	Segment EBITDA was $19.2 million, or 48% of revenues, compared to $15.7 million, or 43% of revenues.
The variances in Specialty Chemicals revenues reflect the following factors:
•	A 50% increase in perchlorate volume and a 3% decrease in the related average price per pound in the fiscal 2008 third quarter.

•	A 27% increase in perchlorate volume, offset partially by a 11% decrease in the related average price per pound for the nine months ended June 30, 2008.

•	Sodium azide revenues decreased 68% in the fiscal 2008 nine-month period compared to the prior year period.

•	Halotron revenues increased 10% in the fiscal 2008 nine-month period compared to the prior year period.
The increases in Specialty Chemicals revenues for both the fiscal 2008 third quarter and nine-month period, as compared to the respective prior year periods, are a reflection of the timing of customer orders within the fiscal years. This is in line with our expectation that from quarter to quarter revenues will vary, and on an annual basis demand for perchlorates and perchlorate revenues for fiscal 2008 will be consistent with fiscal 2007. The decreases in average price per pound in the fiscal 2008 periods also reflect less specialized-blend materials than the comparable periods.
Over the longer term, we continue to expect demand for Grade I AP to be within the ranges of fiscal years 2006 and 2007. In addition, Grade I AP revenues are typically derived from a relatively few large orders. As a result, quarterly revenue amounts can vary significantly depending on the timing of individual orders throughout the year. Average price per pound may continue to fluctuate somewhat in future periods, depending upon product mix and volume.
The decrease in sodium azide revenues in the fiscal 2008 periods is due to a reduction in volume for sodium azide used in a pharmaceutical application. We do not anticipate an increase in demand for sodium azide in the near future.
The increase in Halotron revenues is driven by timing of customer orders. Halotron volumes are expected to be relatively consistent in fiscal 2008 as compared to fiscal 2007.
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Page 4 of Exhibit 99.1

Specialty Chemicals operating income for the nine months ended June 30, 2008 was 42% of Specialty Chemicals revenue compared to 32% for the prior year period, and for the fiscal 2008 third quarter was 50% compared to 22% for the fiscal 2007 third quarter, reflecting the following:
•	Specialty Chemicals segment gross margin percentage improved twenty points for the fiscal 2008 third quarter and eight points for the nine months ended June 30, 2008, compared to the respective prior year periods, reflecting the following:
•	Mid fiscal 2008 second quarter, the Specialty Chemicals segment completed the amortization of the value assigned to the perchlorate customer list acquired in fiscal 1998. This reduction in amortization expense improved the Specialty Chemical segment gross margin percentage by eight points for the fiscal 2008 third quarter and three points for the nine months ended June 30, 2008, compared to the respective prior year periods.

•	The gross margin percentages in the fiscal 2008 periods benefited from higher Grade I AP production quantities in fiscal 2008, and the related improvement in fixed manufacturing costs absorption.
•	Specialty Chemicals segment operating expenses for the nine months ended June 30, 2008 were consistent with the prior year period. For the fiscal 2008 third quarter, Specialty Chemicals segment operating expenses decreased $0.4 million compared to the prior fiscal year third quarter, substantially due to lower employee benefits costs during the quarter.
Aerospace Equipment Segment
Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. (“ISP”).
Quarter Ended June 30, 2008 Compared to Quarter Ended June 30, 2007
•	Revenues decreased 18% to $3.4 million from $4.1 million.

•	Operating loss was $0.3 million compared to operating income of $0.3 million.
Nine Months Ended June 30, 2008 Compared to Nine Months Ended June 30, 2007
•	Revenues decreased 10% to $11.4 million from $12.6 million.

•	Operating income was $0.2 compared to $0.6 million.
The decreases in Aerospace Equipment revenues during the fiscal 2008 periods reflect two primary factors:
•	The awards of new contracts are occurring later than we previously anticipated.

•	During the fiscal 2008 third quarter, a component supplier for one of the Aerospace Equipment segment’s larger production contracts experienced a quality issue with respect to their manufactured component, which in turn resulted in a delay in delivery of these components to our ISP facilities. The quality issue at the supplier has been resolved and production under this contract has resumed. Nonetheless, the delay did result in significant revenue declines during the fiscal 2008 third quarter.
We are revising our 2008 growth expectations for this segment. We are currently anticipating that the aforementioned revenue factors will continue to place downward pressure on this segment’s revenues in the fiscal 2008 fourth quarter resulting in revenue declines in this segment for fiscal 2008 compared to fiscal 2007.
The operating loss reported for the fiscal 2008 third quarter is a function of the lower revenue levels which did not generate sufficient profits to cover general and administrative overhead expenses.
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Page 5 of Exhibit 99.1

Our Aerospace Equipment segment has enjoyed recent successes with new contract awards. In June 2008, ISP received initial funding from General Dynamics Advanced Information Systems to initiate the LDCM contract. The expected value of the contract is approximately $4.0 million to deliver a propulsion system for the Landsat satellite. This satellite is funded by NASA Goddard and provides earth observation for land and water resource planning. In July 2008, ISP was awarded a contract by Microsat Systems to provide 18 propulsion systems to be used on the Orbcomm OG2 program. The initial multimillion dollar contract for 18 systems also has an option for another 30 systems. Orbcomm satellites provide GPS data for tracking and global satellite data communications.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity — As of June 30, 2008, we had cash balances of $32.8 million and no cash borrowings against our $20.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit agreements.
Operating Cash Flows — Cash flows from operating activities during the first nine months of fiscal 2008 improved by $1.2 million compared to the prior fiscal year nine-month period. Operating activities provided cash of $21.1 million for the nine months ended June 30, 2008 compared to providing cash of $19.9 million for the prior fiscal year nine-month period.
Significant components of the change in cash flow from operating activities include:
•	A decrease in cash provided by Adjusted EBITDA of $0.4 million.

•	An improvement in cash flow provided by working capital accounts of $5.3 million, excluding the effects of interest and income taxes.

•	An increase in cash taxes paid of $3.5 million.

•	An increase in cash used for interest payments of $1.4 million.

•	A reduction in cash used for environmental remediation of $1.0 million.

•	Other decreases in cash used for operating activities of $0.2 million.
Cash provided by working capital accounts improved during the first nine months of fiscal 2008 primarily due to early collection of accounts receivable. In addition, the rate of inventory growth, primarily at AFC, during the first nine months of fiscal 2008 has declined compared to the prior fiscal year nine-month period. The improved cash flow from accounts receivable and inventories was offset partially by reductions in accounts payable, accrued liabilities and employee related liabilities.
As of June 30, 2008, our balance sheet reflects deferred revenues and customer deposits of $23.2 million which primarily includes payments received from our customers but for which we have not yet shipped product or recorded revenue. We anticipate that substantially all of this balance will be recorded as revenues during our fourth quarter of fiscal 2008.
We consider these working capital changes to be routine and within the normal production cycle of our products. The production of certain fine chemical products requires a length of time that exceeds one quarter. Therefore, in any given quarter, work-in-progress inventory or deferred revenues can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
Cash tax payments have increased due to our improved profitability.
Cash used for interest increased primarily due to the timing of our interest payments. Our current debt instruments require semi-annual interest payments in February and August compared to the debt instruments in place through February of the prior fiscal year period which required interest payments at the end of each quarter.
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Page 6 of Exhibit 99.1

Cash used for environmental remediation decreased because during the fiscal 2007 first quarter we were in the construction phase of our Henderson, Nevada remediation project compared to the lower cash requirements of the operating and maintenance phase which began in the fiscal 2007 second quarter.
Capital Expenditures — Cash used for capital expenditures increased for the nine months ended June 30, 2008 primarily associated with capital spending for our Fine Chemicals segment that included the upgrade of an existing production line to better handle new projects and the installation of equipment in support of a long-term program.
OUTLOOK
Our consolidated results for fiscal 2008 to date remain on track with our overall expectations. For fiscal 2008, we are maintaining our guidance for consolidated revenues of at least $195.0 million. We are increasing our guidance for Adjusted EBITDA to at least $41.5 million and net income to at least $7.5 million. The increase in our fiscal 2008 Adjusted EBITDA guidance reflects better than expected interest and other income and no change in our annual performance expectations from our operations. Our fiscal 2008 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $17.0 million, interest expense of $11.0 million and income taxes of $6.0 million to estimated net income of $7.5 million. We are anticipating our capital expenditures for fiscal year 2008 to be approximately $16.0 million.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering our fiscal 2008 third quarter financial results. The investor teleconference will be held Tuesday August 5, 2008 at 1:30 p.m., Pacific Daylight Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing (973) 582-2852 between 1:15 and 1:30 p.m., Pacific Daylight Time. Please reference conference ID# 58118598. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast and the earnings release is available at our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements concerning or relating to our future financial results and guidance, statements regarding factors that will affect our consolidated gross margins, statements regarding our expectations for revenue growth in our Fine Chemicals segment, statements regarding our beliefs about future demand, average prices and related revenues for perchlorates, in particular Grade I AP, statements regarding our expectations for demand for sodium azide, statements regarding our expectations for Halotron volumes, statements relating to our expectations for revenue declines in our Aerospace Equipment segment, statements regarding the anticipated timing of the recognition of certain of our deferred revenues, statements regarding our working capital changes and future variations, and all statements in the “Outlook” section of this earnings release. Words such as “anticipate”, “expect”, “should”, “may”, “can”, “will” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its expectations will be achieved. Actual results may differ materially from those set forth in the release due to risks and uncertainties inherent in the Company’s business. Factors that might cause such differences include, but are not limited to, the following:
•	We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse affect on our revenues.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.
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•	The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•	A significant portion of our business depends on contracts with the government or its prime contractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could material adversely effect our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental liabilities.

•	Although we have established an environmental reserve for remediation at our Henderson, Nevada site, given the many uncertainties involved in assessing such liabilities, our environmental-related risks may from time to time exceed any related reserves.

•	For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liability.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•	Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•	Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•	A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•	The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential product liability claims that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to competition in certain industries where we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees could disrupt our operations.

•	We may continue to expand our operations through acquisitions, which could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.
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•	If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.

•	Our shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary rights may be violated or compromised, which could damage our operations.
Readers of this earnings release are referred to our Annual Report on Form 10-K for the year ended September 30, 2007, our Form 10-Q for the quarter ended March 31, 2008 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the three-months and nine-months ended June 30, 2008 and cash flows for the nine-months ended June 30, 2008 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific Corporation is a leading manufacturer of specialty and fine chemicals within its focused markets, as well as propulsion products sold to defense, aerospace and pharmaceutical end markets. Our products provide access to, and movement in, space via solid fuel and propulsion thrusters and represent the registered or active pharmaceutical ingredient in drug applications such as HIV, epilepsy and cancer. We also produce specialty chemicals utilized in various applications such as fire extinguishing systems, as well as manufacture water treatment equipment. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.
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Page 9 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$36,740	$43,723	$131,977	$122,200
Cost of Revenues	23,990	30,358	85,188	79,716

Gross Profit	12,750	13,365	46,789	42,484
Operating Expenses	10,377	9,660	31,824	28,264

Operating Income	2,373	3,705	14,965	14,220
Interest and Other Income, Net	575	181	1,221	365
Interest Expense	2,682	2,709	8,073	9,169
Debt Repayment Charges	—	—	—	2,714

Income before Income Tax	266	1,177	8,113	2,702
Income Tax Expense	138	571	3,489	1,339

Net Income	$128	$606	$4,624	$1,363

Earnings per Share:
Basic	$0.02	$0.08	$0.62	$0.19
Diluted	$0.02	$0.08	$0.61	$0.18

Weighted Average Shares Outstanding:
Basic	7,452,000	7,378,000	7,442,000	7,345,000
Diluted	7,607,000	7,523,000	7,594,000	7,439,000
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Page 10 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	June 30,	September 30,
	2008	2007

ASSETS
Current Assets:
Cash and Cash Equivalents	$32,770	$21,426
Accounts Receivable, Net	21,396	25,236
Inventories	57,947	47,023
Prepaid Expenses and Other Assets	4,247	2,258
Deferred Income Taxes	7,594	2,101

Total Current Assets	123,954	98,044
Property, Plant and Equipment, Net	118,283	116,965
Intangible Assets, Net	3,322	5,767
Deferred Income Taxes	16,924	19,385
Other Assets	9,068	9,246

TOTAL ASSETS	$271,551	$249,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$12,041	$10,867
Accrued Liabilities	6,280	7,829
Accrued Interest	4,124	1,686
Employee Related Liabilities	6,838	7,222
Deferred Revenues and Customer Deposits	23,243	7,755
Current Portion of Environmental Remediation Reserves	557	726
Current Portion of Long-Term Debt	254	252

Total Current Liabilities	53,337	36,337
Long-Term Debt	110,163	110,373
Environmental Remediation Reserves	14,109	14,697
Pension Obligations and Other Long-Term Liabilities	15,534	12,311

Total Liabilities	193,143	173,718

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 9,523,541 and 9,463,541 issued	952	946
Capital in Excess of Par Value	88,240	87,513
Retained Earnings	11,629	7,296
Treasury Stock — 2,045,950 shares	(17,175)	(16,982)
Accumulated Other Comprehensive Loss	(5,238)	(3,084)

Total Shareholders’ Equity	78,408	75,689

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$271,551	$249,407

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AMERICAN PACIFIC CORPORATION
Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Nine Months Ended
	June 30,
	2008	2007

Cash Flows from Operating Activities:
Net Income	$4,624	$1,363
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and amortization	12,472	14,502
Non-cash interest expense	478	1,975
Share-based compensation	90	67
Non-cash component of debt repayment charges	—	2,309
Excess tax benefit from stock option exercises	(244)	(203)
Deferred income taxes	(447)	—
Gain on sale of assets	(418)	—
Changes in operating assets and liabilities:
Accounts receivable, net	3,800	(1,055)
Inventories	(10,924)	(17,872)
Prepaid expenses and other current assets	(1,766)	(253)
Accounts payable	(154)	(308)
Accrued liabilities	(1,011)	800
Accrued interest	2,438	3,857
Employee related liabilities	(384)	1,107
Deferred revenues and customer deposits	15,488	16,597
Environmental remediation reserves	(757)	(1,800)
Pension obligations, net	(199)	(351)
Other	(1,945)	(853)

Net Cash Provided by Operating Activities	21,141	19,882

Cash Flows from Investing Activities:
Capital expenditures	(10,027)	(3,930)
Earnout payment for acquisition of AFC Business	—	(6,000)
Discontinued operations — collection of note receivable	—	7,510

Net Cash Used by Investing Activities	(10,027)	(2,420)

Cash Flows from Financing Activities:
Proceeds from the issuance of long-term debt	—	110,000
Payments of long-term debt	(208)	(108,533)
Debt issuance costs	—	(4,677)
Issuances of common stock, net	387	572
Excess tax benefit from stock option exercises	244	203
Purchases of treasury stock	(193)	—

Net Cash Provided (Used) by Financing Activities	230	(2,435)

Net Change in Cash and Cash Equivalents	11,344	15,027
Cash and Cash Equivalents, Beginning of Period	21,426	6,872

Cash and Cash Equivalents, End of Period	$32,770	$21,899

— more —

Page 12 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Operating Segment Data:

Revenues:
Fine Chemicals	$19,654	$30,736	$76,920	$70,693
Specialty Chemicals	11,942	8,780	40,278	36,702
Aerospace Equipment	3,380	4,119	11,350	12,560
Other Businesses	1,764	88	3,429	2,245

Total Revenues	$36,740	$43,723	$131,977	$122,200

Segment Operating Income (Loss):
Fine Chemicals	$621	$4,950	$9,426	$10,795
Specialty Chemicals	5,998	1,935	16,768	11,846
Aerospace Equipment	(330)	310	248	607
Other Businesses	341	(183)	340	564

Total Segment Operating Income	6,630	7,012	26,782	23,812
Corporate Expenses	(4,257)	(3,307)	(11,817)	(9,592)

Operating Income	$2,373	$3,705	$14,965	$14,220

Depreciation and Amortization:
Fine Chemicals	$3,115	3,401	$9,505	10,146
Specialty Chemicals	302	1,290	2,392	3,858
Aerospace Equipment	60	38	156	104
Other Businesses	3	3	9	9
Corporate	155	127	410	385

Total Depreciation and Amortization	$3,635	$4,859	$12,472	$14,502

Segment EBITDA (a):
Fine Chemicals	$3,736	$8,351	$18,931	$20,941
Specialty Chemicals	6,300	3,225	19,160	15,704
Aerospace Equipment	(270)	348	404	711
Other Businesses	344	(180)	349	573

Total Segment EBITDA	10,110	11,744	38,844	37,929
Less: Corporate Expenses, Excluding Depreciation	(4,102)	(3,180)	(11,407)	(9,207)
Plus: Share-based Compensation	37	—	90	67
Plus: Interest Income	575	181	1,221	365

Adjusted EBITDA (b)	$6,620	$8,745	$28,748	$29,154

Reconciliation of Net Income to Adjusted EBITDA (b):

Net Income	$128	$606	$4,624	$1,363
Add Back:
Income Tax Expense	138	571	3,489	1,339
Interest Expense	2,682	2,709	8,073	9,169
Debt repayment charges	—	—	—	2,714
Depreciation and Amortization	3,635	4,859	12,472	14,502
Share-based Compensation	37	—	90	67

Adjusted EBITDA	$6,620	$8,745	$28,748	$29,154

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income before income tax expense, interest expense, debt repayment charges, depreciation and amortization, and share-based compensation.
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industry. In addition, EBITDA measures are significant measurements for covenant compliance under our credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
# # #

Page 13 of Exhibit 99.1